Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
The Mosaic Company
(Exact Name of Registrant as Specified in its Charter)
Securities Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.001 per share	Rule 457(c) and Rule 457(h)	18,000,000	$34.34	$618,120,000	$0.00011020	$68,116.82

Total Offering Amounts					$618,120,000		$68,116.82

Total Fee Offsets							$—

Net Fee Due							$68,116.82

(1)	The Mosaic Company (the “Registrant”) is filing this Registration Statement to register 18,000,000 shares of common stock, $0.01 par value per share (“Common Stock”), for issuance under the The Mosaic Company 2023 Stock and Incentive Plan (the “Plan”). Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional shares of Registrant’s Common Stock that become issuable under the Plan set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Common Stock, as applicable.

(2)	Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $34.34 per share, the average of the high and low prices of the Registrant’s Common Stock on May 26, 2023 as reported on the New York Stock Exchange.